Exhibit (h)(1)

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is effective this 14th day of May 2026, and made by and between Dawson Private Markets Evergreen Fund, a Delaware statutory trust (the “Client” or the “Fund”) having its principal place of business at 10 Bryant Park, 452 Fifth Ave., Suite 23011, New York, NY 10018 and PINE Distributors LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the Client is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, and is authorized to issue common shares of beneficial interest (“Shares”) in separate classes of Shares;

WHEREAS, the Client intends to retain the Distributor as principal underwriter in connection with the offering of the Shares;

WHEREAS, the Distributor is registered with the Securities and Exchange Commission (“SEC”) as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of the Client’s board of trustees (the “Board”), including a majority of the trustees that are not "interested persons" as defined in Section 2(a)(19) of the 1940 Act (the "Independent Trustees”), in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Client on the terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Distributor.

The Client hereby appoints the Distributor as its principal underwriter for the distribution of Shares of the Fund, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.	Definitions.

Wherever they are used herein, the following terms have the following respective meanings:

(a)        “Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Client under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the SEC from time to time;

(b)        “Registration Statement” means the registration statement most recently filed from time to time by the Client with the SEC and currently effective under the 1933 Act and the 1940 Act, as such registration statement is supplemented or amended by any amendments or supplements thereto at the time in effect;

(c)        All other capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement and the Prospectus.

3.	Services and Duties of the Distributor

(a)       The Distributor agrees to act as the principal underwriter of the Client for the distribution of the Shares of the Fund, upon the terms described in the Prospectus.

(b)        During the continuous public offering of Shares of the Fund, the Distributor shall use commercially reasonable efforts to distribute the Shares. All purchase orders for Shares shall be made through financial intermediaries or submitted directly to the Fund or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Client or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefore, will issue the appropriate number of Shares in uncertificated form.

(c)     The Distributor shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Fund so as to enable the Shares to be traded through NSCC’s Fund/SERV System (“FundSERV”). The Client acknowledges and agrees that the Distributor shall not be responsible for any operational matters associated with FundSERV or networking transactions, including but not limited to taking orders from financial intermediaries.

(d)       The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Fund other than as contained in the Prospectus and any marketing materials specifically approved by the Client or the investment adviser to the Fund.

(e)       The Distributor agrees to review all proposed marketing materials provided by the Client for compliance with applicable SEC and FINRA advertising rules and regulations and shall file with FINRA those marketing materials it believes are in compliance with such applicable laws and regulations. The Distributor agrees to furnish to the Client any comments provided by regulators with respect to such marketing materials.

(f)        At the request of the Client, the Distributor shall enter into the Standard Dealer Agreement (as defined below), and may, with the written consent of the Client, enter into non-standard dealer agreements with financial intermediaries as the Client may select, in order that such broker-dealers and other intermediaries may sell Shares of the Fund. The Fund’s form of dealer agreement and/or selling agreement shall be in a form similar to that attached at Exhibit B hereto and shall be approved by the Board (“Standard Dealer Agreement”).

(g)        The Distributor agrees to make appropriate payments in accordance with the Distribution and Servicing Plan adopted pursuant to Rule 12b-1 under the 1940 Act (the “Plan”), provided that the Fund agrees and/or agrees to cause its investment adviser to cooperate in good faith with Distributor on Plan interpretation or any other Plan inquiries. The Client acknowledges and agrees that the Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties in accordance with the Plan, unless (i) the Distributor has received an authorized corresponding payment from the Fund pursuant to the Plan, if any, and (ii) such Plan has been approved by the Board.

(h)        The Distributor shall not be obligated to sell any certain number of Shares.

(i)      The Distributor agrees to make available, at the Client’s request, one or more members of its staff to attend, either via telephone, videoconference or in person, Board meetings of the Client in order to provide information with regard to the Distributor’s services hereunder and for such other purposes as may be requested by the Board. The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any.

(j)     The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Client, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

(k)      The Distributor agrees that no offer or sale of Shares will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Shares have not been registered or qualified for offer and sale under applicable state securities laws unless Shares are exempt from the registration or qualification requirements of such laws.

(l)        The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

(m)      Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any such jurisdiction in which it is not now registered.

(n).     The Distributor undertakes to perform such duties and only such duties as are expressly set forth herein, or expressly incorporated herein by reference, and no implied covenants or obligations shall be read into this Agreement against the Distributor.

4.	Duties of the Client

(a)      The Client agrees to repurchase Shares tendered by shareholders of the Fund in accordance with the Client’s obligations in the Prospectus and the Registration Statement. The Client reserves the right to suspend such repurchase right, if any, upon written notice to the Distributor.

(b)        The Client shall take, or cause to be taken, all necessary action to register the Shares under applicable federal and state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Client authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

(c)        The Client agrees to advise the Distributor promptly in writing, upon becoming actually aware of: (i) of any material action, correspondence, or other communication by the SEC or its staff relating to the offering of the Shares, including requests by the SEC for amendments to the Registration Statement or Prospectus (for purposes of clarification, this provision does not require notice of a routine inspection, or a risk targeted or sweep inspection that does not relate to Fund distribution matters); (ii) in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose; (iii) of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading; (iv) in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of the Fund at any time as permitted by the 1940 Act or the rules of the SEC; and (v) of the commencement of any material litigation or proceedings against the Client or any of its officers or trustees in connection with the issue and sale of any of the Shares.

(d)      The Client shall file such reports and other documents as may be required with respect to the Fund and the Shares under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

(e)       The Client agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order to ensure that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f)       The Client shall reasonably cooperate in the efforts of the Distributor to distribute the Shares. In addition, the Client shall keep the Distributor reasonably informed of its affairs related to the activities contemplated by this Agreement and shall provide to the Distributor from time to time copies of all information, financial statements, and other material that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, copies of any financial statements prepared for the Client by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may reasonably request. The Client represents that it will not use or authorize the use of any Fund marketing materials unless and until such marketing materials have been approved and authorized for use by the Distributor.

(g)      The Client shall provide and cause each other agent or service provider to the Client, including the Client’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

(h)       The Client shall not file any amendment to the Registration Statement or Prospectus that materially amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

5.	Representations and Warranties of the Client.

(a)       The Client hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that: (i) it is duly organized and existing and in good standing under the laws of its jurisdiction of incorporation and is registered as a closed-end management investment company under the 1940 Act; (ii) this Agreement has been duly authorized, executed and delivered by the Client and, when executed and delivered, will constitute a valid and legally binding obligation of the Client, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (iii) it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; (iv) the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable; (v) the Registration Statement and Prospectus included therein have been prepared in conformity, in all material respects, with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; (vi) to the best of its knowledge and belief, the Registration Statement and Prospectus and any marketing materials prepared by the Client or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects; and (vii) the Client owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Client’s business and for the offer, issuance, distribution and sale of the Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

(b)       The Client has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Client (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Client and the owners of the Shares.

6.	Representations and Warranties of the Distributor.

(a)      The Distributor hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that: (i) it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (iii) it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and (iv) it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

(b)      In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations to the extent such laws, rules, and regulations relate to Distributor’s role as the principal underwriter of the Fund.

(c)       The Distributor shall promptly notify the Client of the commencement of any material litigation or proceedings against the Distributor, its affiliates, or any of their managers, officers or directors in connection with the issue and sale of any of the Shares.

7.	Compensation.

(a)       In consideration of the Distributor’s services in connection with the distribution of Shares of each class of Shares (as applicable) of the Fund, the Distributor shall receive the compensation set forth in Exhibit A hereto.

(b)       Except as specified in Section 7(a), the Distributor shall not be entitled to compensation or reimbursement of expenses from the Client for the services provided by the Distributor pursuant to this Agreement. Any such compensation or reimbursement of expenses other than that set forth in Section 7(a) and Exhibit A shall be paid or reimbursed by the Fund’s investment adviser pursuant to a separate agreement between the investment adviser and the Distributor.

8.	Expenses.

(a)      The Client shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of the Fund, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related marketing material, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials (if any) and other communications to shareholders of the Fund; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Client and approved in writing, if any.

(b)      The Distributor shall only bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

9.	Limitation of Liability

(a)       The Distributor shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by the Distributor in writing.

(b)       The Distributor shall not be liable for any action taken or failure to act in good faith or reasonable reliance upon: (i) the advice of the Client, or counsel to the Client; (ii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction; (iii) any written instruction or certified copy of any resolution of the Board, and the Distributor may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the Distributor to have been validly executed; or (iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by the Distributor to be genuine and to have been signed or presented by the Client or other proper party or parties; and the Distributor shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which the Distributor reasonably believes in good faith to be genuine.

10.	Indemnification

(a)      The Fund shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable and documented counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Fund pursuant to this Agreement and in accordance with the terms and conditions of this Agreement; (ii) the Client’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Client’s failure to comply in all material respects with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, marketing materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law, any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Fund are sold, provided, however, that the Fund’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such marketing material in reasonable reliance upon and in conformity with information relating to the Distributor and furnished to the Client or its counsel by the Distributor in writing for use in such Registration Statement, Prospectus, annual or interim report, or any marketing materials. In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Client or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, breach of confidentiality or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

(b)      The Distributor shall indemnify, defend and hold the Client, its affiliates, and each of their respective directors, trustees, officers, employees, representatives, and any person who controls or previously controlled the Client within the meaning of Section 15 of the 1933 Act (collectively, the “Client Indemnitees”), free and harmless from and against any and all Losses that any Client Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply in all material respects with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, marketing materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reasonable reliance upon, and in conformity with, information furnished to the Client by the Distributor in writing for use in such Registration Statement, Prospectus, marketing materials or other information filed or made public by the Client. In no event shall anything contained herein be so construed as to protect the Client against any liability to the Distributor to which the Client would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

(c)       In no case (i) is the indemnification provided by an indemnifying party to be deemed to protect against any liability the indemnified party would otherwise be subject to by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the indemnifying party to be liable under this Section with respect to any claim made against any indemnified party unless the indemnified party notifies the indemnifying party in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of service on any designated agent).

(d)      Failure by the indemnified party to notify the indemnifying party of any claim shall not relieve the indemnifying party from any liability that it may have to the indemnified party against whom such action is brought, on account of this Section, unless failure or delay to so notify the indemnifying party prejudices the indemnifying party’s ability to defend against such claim. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the indemnifying party elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party. In the event that indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by them. If the indemnifying party does not elect to assume the defense of any suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by them.

(e)       No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 10(a) or (b) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(f)       No person shall be obligated to provide indemnification under this Section 10 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 10 to the maximum extent so permissible.

11.	Non-Standard Dealer Agreements

(a)      Non-Standard Dealer Agreements: The Client acknowledges and agrees that the Distributor may enter into dealer and/or selling agreements (“Non-Standard Dealer Agreements”) that contain certain representations, duties, undertakings and indemnification that are not included in the Standard Dealer Agreement, or lack certain representations, duties, and indemnification included in the Standard Dealer Agreement ( “Non-Standard Obligations”). Where the Client has reviewed and approved a Non-Standard Dealer Agreement, the Client agrees to perform, or cause to perform, all such Non-Standard Obligations under any Non-Standard Dealer Agreement. For the avoidance of doubt, any dealer or selling agreement that materially deviates from the Standard Agreement shall be considered a “Non-Standard Dealer Agreement.” All Non-Standard Dealer Agreements shall be subject to review and approval of the Client, in the sole discretion of the Client, before execution.

12.	Limitations on Damages.

Neither party shall be liable for any consequential, special or indirect losses or damages suffered by the other party, whether or not the likelihood of such losses or damages was known by the party.

13.	Force Majeure

Neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

14.	Duration and Termination.

(a) This Agreement shall become effective as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue automatically in effect for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Client’s Board or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act, and, in either case, also by a majority of the Independent Trustees.

(b) Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, by the Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated upon no less than sixty (60) days’ written notice, by either the Client through a vote of a majority of the Independent Trustees and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor.

(c) This Agreement will automatically terminate in the event of its assignment.

15.	Anti-Money Laundering Compliance.

(a) Distributor acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each of Distributor and Client represent and warrant to the other that: (i) it has adopted or is subject to compliance programs reasonably designed reasonably designed to comply with anti-money laundering and anti-terrorist laws and regulations applicable to it, including the regulations and sanction programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (ii) its anti-money laundering program contains processes, procedures and systems reasonably designed to ensure compliance with economic sanctions programs administered by OFAC, including prohibitions set forth in the list of specially designated nationals and blocked persons, (iii) it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects to the extent applicable to it and (iv) it will consistently apply those procedures to ensure the foregoing representations and warranties remain true and correct at all times.

(b) Distributor is subject to the anti-bribery and anti-corruption laws and regulations applicable in the jurisdictions in which the Distributor and any of its affiliates, are located or conduct business transactions, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, “Applicable Anti-Corruption Laws”). Distributor has policies and procedures that are designed to comply with all applicable laws, rules and regulations with regard to the giving and receiving of bribes and Distributor has complied with Applicable Anti-Corruption Laws and shall comply at all times with the Applicable Anti-Corruption Laws and any policies of any governmental or quasi-governmental agency implementing or enforcing the foregoing.

(c) Each of Distributor and Client agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, Applicable Sanctions Laws, Applicable Anti-Corruption Laws, and other laws and regulations, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Client, the Client’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder. It is expressly understood and agreed that the Client and the Client’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

16.	Privacy

(a)       In accordance with the Gramm-Leach-Bliley Act ("GBLA") and the applicable regulations thereunder, including Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. The Distributor shall have in place and maintain physical, electronic procedural, administrative and technical safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund. Distributor shall confirm that any third party distribution Subcontracts will comply with the representations of Section 16 of this Agreement.

(b)       The Client represents to the Distributor that it has adopted a privacy notice detailing its privacy policies and practices as required by GLBA’s Regulation S-P and agrees to provide to the Distributor a copy of that privacy notice annually. The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information. Client reserves the right to review Distributor’s policies and procedures used to maintain the security and confidentiality of non-public personal information.

(c)        In the event of any breach or breakdown of Distributor’s security measures that results in the actual or potential unauthorized access of any non-public personal information (each such event a “Security Breach”) provided to the Distributor in accordance with this agreement, Distributor agrees to promptly (i.e., within 30 days) notify the Client of such Security Breach and the remedial actions taken. Except to the extent prohibited by applicable law, Distributor agrees that they will not notify any Client shareholder until Client has had an opportunity to review the notification and has given its express consent to the same.

17.	Confidentiality

(a)       During the term of this Agreement, the Distributor and the Client may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Client which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information does not include: (i) information that was known to the receiving party before receipt thereof from or on behalf of the disclosing party; (ii) information that is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving party; or (iv) information that is independently developed by the receiving party or its employees or affiliates without reference to the disclosing party’s information.

(b)      Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and unless otherwise prohibited by law and will cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure. The parties agree that the procedures and restrictions set forth herein shall not apply to disclosures of Confidential Information to Distributor’s or Client’s applicable regulatory authorities in connection with routine regulatory examinations or requests for information with respect to which Distributor or Client, as applicable, shall be permitted to disclose such Confidential Information necessary to respond to such examinations or requests. The Distributor or Client, as applicable, will advise such regulatory authorities of the confidential nature of such information.

18.	Notices.

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, email, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To the Distributor:	(ii) To the Client:
PINE Distributors LLC 501 S. Cherry Street, Suite 610 Denver, CO 80246 Attn: Distribution Services Phone: 720-651-8092 Email: bdcompliance@pineadvisorsolutions.com	Dawson Private Markets Evergreen Fund 10 Bryant Park 452 Fifth Ave., Suite 23011 New York, NY 10018 Attn: Matthew Kuchinsky Phone: 647-925-1284 Email: mkuchinsky@dawsonpartners.com

19.	Modifications

The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Client. If required under the 1940 Act, any such amendment must be approved by the Client’s Board, including a majority of the Independent Trustees, by vote cast in person at a meeting for the purpose of voting on such amendment.

20.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

21.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

22.	Survival

The provisions of Sections 6, 7, 8, 9, 10, 11, 14, 15, and 16 of this Agreement shall survive any termination of this Agreement.

23.	Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

24.	Counterparts

This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PINE Distributors LLC		Dawson Private Markets Evergreen Fund

By:	/s/ Mark Fairbanks	By:	/s/ Joe Gallitano
Title:	President	Title:	Secretary
Name:	Mark Fairbanks	Name:	Joe Gallitano
Date:	5/14/2026	Date:	5/14/2026

EXHIBIT A

Compensation

SALES LOADS*:

With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.

*All Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.

12b-1 PAYMENTS:

The Distributor shall be obligated to make 12b-1 (distribution and shareholder servicing) payments only after, for so long as, and to the extent that the Distributor receives such payments from the Fund.

*All 12b-1 (distribution and shareholder servicing) payments received by the Distributor shall be held to be used solely for distribution-related and/or shareholder servicing expenses and shall not be retained as profit by the Distributor.

EXHIBIT B

Form of Selling Dealer Agreement

PINE DISTRIBUTORS LLC DEALER AGREEMENT

DAWSON PRIVATE MARKETS EVERGREEN FUND

This agreement is made and effective as of this _______ day of __________, 20__, by and between PINE Distributors LLC (“Distributor”) and [DEALER NAME] (“Dealer” and, together with Distributor, the “Parties”);

RECITALS

WHEREAS, Dawson Private Markets Evergreen Fund (the “Fund”) is registered under the Investment Company Act of 1940 (“1940 Act”), as a closed-end management investment company and is authorized to issue common shares of beneficial interest (“Shares”);

WHEREAS, Distributor serves as principal underwriter in connection with the offering and sale of the Shares pursuant to a distribution agreement (“Distribution Agreement”); and

WHEREAS, Dealer desires to serve as a selected dealer of the Fund;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. Dealer

Dealer represents and warrants that it is a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement and is registered with the Securities and Exchange Commission (“SEC”) and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). Dealer further represents and warrants that: (i) if applicable, it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares and (ii) if applicable, each of its principals, directors, officers, employees and agents who will participate or otherwise be involved in the offer or sale of the Shares or the performance of its duties and activities under this agreement is appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which it will offer or sell Shares. Dealer agrees that it is responsible for determining the suitability of any Shares as investments for its customers and that Distributor has no responsibility for such determination. Dealer shall maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by Distributor relating to Dealer’s transactions in Shares. In addition, Dealer shall notify Distributor immediately in the event Dealer’s registration with the SEC or status as a member of FINRA or SIPC changes. Dealer shall at all times comply with (i) the provisions of this agreement related to compliance with all applicable rules and regulations and (ii) the terms of the Fund’s registration statement, as may be amended from time to time (the "Prospectus," which for purposes of this agreement includes the Statement of Additional Information incorporated therein).

2. Qualification of Shares

The Fund will make available to Dealer a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. Dealer will make offers of Shares to its customers only in those states and jurisdictions and will ensure that it (including its associated persons) is appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with its activities.

3. Orders

All orders Dealer submits for transactions in Shares shall reflect orders received from its customers or shall be for its account for its own bona fide investment. Dealer will date and timestamp its customer orders and forward them promptly each day and in any event prior to the time required by the Prospectus. As agent for its customers, Dealer shall not withhold placing customers’ orders for any Shares so as to profit Dealer or its customers as a result of such withholding. Dealer is hereby authorized to: (i) place its orders directly with the Fund for the purchase of Shares and (ii) tender Shares directly to the Fund for redemption, in each case subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by Distributor or the Fund (directly or through its transfer agent) from time to time. All purchase orders Dealer submits are subject to acceptance or rejection, in the sole discretion of the Fund or its affiliates, and Distributor reserves the right to suspend or limit the sale of Shares. Dealer is not authorized to make any representations concerning Shares except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or Distributor (acting on behalf of the Fund) may provide to Dealer with respect to the Fund. All orders that are accepted for the purchase of Shares shall be executed at the next determined public offering price per share (i.e., the net asset value (“NAV”) per share plus the applicable sales load, if any) and all orders for the redemption of Shares shall be executed at the next determined NAV per share and subject to any applicable redemption fee or contingent deferred sales load, in each case as described in the Prospectus.

4. Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations

In connection with its respective activities hereunder, each Party shall abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which it is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to it (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). Dealer is authorized to distribute to Dealer’s customers the current Prospectus, as well as any supplemental sales material received from the Fund or Distributor (acting on behalf of the Fund) (on the terms and for the period specified by Distributor or stated in such material). Dealer is not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without Distributor’s prior written approval, but Dealer may identify the Fund in a listing of funds available through Dealer to its customers. Unless otherwise mutually agreed in writing, Dealer shall deliver or cause to be delivered to each customer who purchases Shares from or through Dealer, copies of all annual and interim reports, proxy solicitation materials (if any), and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or Distributor. If required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other Applicable Laws, Dealer shall send or cause to be sent confirmations or other reports to its customers containing such information as may be required by Applicable Laws.

5. Sales Charges and Concessions

On each purchase of Shares by Dealer (but not including the reinvestment of any dividends or distributions), Dealer shall be entitled to receive such dealer allowances, concessions, sales charges or other compensation, if any, as may be set forth in the Prospectus. Sales charge reductions and discounts may be available as provided in the Prospectus. To obtain any such reductions, the Fund or its transfer agent must be notified promptly when a transaction or transactions would qualify for the reduced charge, and Dealer must submit information that is sufficient (in the discretion of the Fund) to substantiate qualification therefor. The foregoing shall include advising Distributor of any letter of intent signed by Dealer’s customer or of any right of accumulation, as may be discussed in the Prospectus available to such customer. If Dealer fails to so advise the Fund, Dealer will be liable for the return of any commissions plus interest thereon. Rights of accumulation (including rights under a letter of intent) are available, if at all, only as set forth in the Prospectus, and Dealer authorizes any adjustment to its account (and will be liable for any refund) to the extent any allowance, discount or concession is made and the conditions therefor are not fulfilled. Each price is always subject to confirmation and will be based upon the NAV next determined after receipt of an order that is in good form. If any Shares purchased are tendered for redemption or repurchased by the Fund for any reason within seven (7) business days after confirmation of the purchase order for such Shares, Dealer shall promptly refund the full sales load or other concession, and Dealer will forfeit the right to receive any compensation allowable or payable to it on such Shares. The Fund reserves the right to waive sales charges. Dealer represents that it is eligible to receive any such sales charges and concessions paid to it under this section.

6. Transactions in Shares

With respect to all orders Dealer places for the purchase of Shares, unless otherwise agreed, settlement shall be made with the Fund in accordance with the timelines provided in the Prospectus. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that Dealer cancels the trade for any reason, Dealer shall be responsible for any loss resulting to the Fund or to Distributor from Dealer’s failure to make payments as aforesaid. Dealer shall not be entitled to any gains generated thereby. Dealer also assumes responsibility for any loss to the Fund caused by any order placed by Dealer on an “as-of” basis subsequent to the trade date for the order and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto, which may include receipt of an executed letter of indemnity in a form acceptable to the Fund and/or to Distributor prior to the Fund’s acceptance of any such order.

7. Accuracy of Orders; Customer Signatures

Dealer shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by any means, including wire or telephone. In addition, Dealer shall guarantee the signatures of its customers when such guarantee is required by the Fund, and Dealer shall indemnify and hold harmless all persons, including Distributor and the Fund’s transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8. Representations and Warranties

(a)       In addition to the representations and warranties found elsewhere in this agreement, Distributor represents, warrants and agrees that:

i.          It is a limited liability company duly organized and existing and in good standing under the laws of Colorado and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Fund.

ii.        It is empowered under applicable laws and its organizational documents to enter into this agreement and perform all activities and services of Distributor provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor’s ability to perform under this agreement.

iii.       The execution, delivery, and performance of this agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Distributor is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

iv.       If any of the representations set forth in this Section 8 or Section 11 at any time ceases to be true, Distributor shall promptly notify Dealer of this fact in writing. Such notice shall be provided in accordance with Section 18.

(b)       In addition to the representations and warranties found elsewhere in this agreement, Dealer represents, warrants and agrees that:

i.          It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Dealer is organized.

ii.         It is empowered under applicable laws and by its organizational documents to enter into this agreement and perform all activities and services of Dealer provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer’s ability to perform under this agreement.

iii.         The execution, delivery, and performance of this agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Dealer is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

iv.        Dealer agrees to recommend Shares to a customer only if Dealer has reasonable grounds for believing that the recommendation is suitable for such customer upon the basis of the facts, if any, disclosed by such customer as to his or her other security holdings and as to his or her financial situation and needs and otherwise in accordance with FINRA Rule 2111.

v.         Dealer acknowledges that Dealer shall be responsible for communicating all necessary information to its customers regarding whether Shares in the Fund are a suitable investment for such customer including, without limitation, information regarding the limited liquidity of the investment.

vi.        All requisite actions have been taken to authorize Dealer to enter into and perform this agreement.

vii.       All litigation and regulatory actions involving Dealer and its affiliates that are material to Dealer’s provision of the services described herein have been disclosed to Distributor.

viii.     It shall notify Distributor, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the Securities Act of 1933.

ix.      As of the date hereof and at any time during the term of this agreement, Dealer shall take reasonable steps to ensure that all information, if any, provided by Dealer expressly for use in the offering materials or in other materials furnished or made available to a prospective investor (“Dealer-Supplied Information”) and all information, if any, prepared by Dealer and approved in writing by the Fund or its investment adviser for use with investors (“Dealer-Supplied Materials”) do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

x.         Dealer represents that it is a broker-dealer registered with FINRA and subject to FINRA Rule 2030 (the “Rule”). Dealer represents that it has policies and procedures to ensure compliance with the Rule and is currently in compliance with the Rule. Moreover, Dealer represents that neither it nor any of its Covered Associates (i.e., any (i) general partner, managing member or executive officer of Dealer, as well as any person with a similar status or function, (ii) any associated person of Dealer who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Dealer who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Dealer or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit Dealer from engaging in solicitation activities for compensation under the Rule (a “Triggering Contribution”). Dealer hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate the Rule while engaged hereunder. If Dealer breaches this provision and becomes aware of a Triggering Contribution or a violation of the Rule, it shall promptly provide written notice to Distributor of the nature of the ban or violation.

xi.      If any of the representations set forth in this Section 8 or Section 11 at any time ceases to be true, Dealer shall promptly notify Distributor in writing of this fact. Such notice shall be provided in accordance with Section 18.

9. Indemnification

(a) Dealer shall indemnify and hold harmless Distributor and Distributor’s officers, directors, agents and employees (“Distributor Covered Persons”) from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses (collectively, the “Losses”) resulting from any material breach by Dealer of any provision of this agreement; provided that in the case of foregoing sentence, Dealer will not be liable to and will not have any indemnification obligation to any Distributor Covered Person for the portion of any Losses that is the result of any Distributor Covered Person’s material breach of this agreement, bad faith, fraud, willful misconduct or gross negligence (the “Distributor Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Distributor Covered Person resulting from this Section 9(a) will be repaid to Dealer in the event that such expenses resulted from Distributor Disabling Conduct.

(b) Distributor shall indemnify and hold harmless Dealer and Dealer’s officers, directors, agents and employees from and against any Losses resulting from (i) any breach by Distributor of any provision of this agreement or (ii) any untrue statement of a material fact set forth in the Prospectus or supplemental sales material provided to Dealer by Distributor (and used by Dealer on the terms and for the period specified by Distributor or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading.

10. Multi-Class Distribution Arrangements

Dealer understands and acknowledges that the Fund may offer Shares in multiple classes. Dealer represents and warrants that it has established compliance procedures designed to ensure (i) that its customers are made aware of the terms of each available class of Shares, (ii) that each customer is offered only Shares that are suitable investments for him or her, (iii) that each customer is availed of the opportunity to obtain sales charge break points as detailed in the Prospectus, and (iv) proper supervision of its representatives in recommending and offering the Shares of multiple classes to its customers.

11. Anti-Money Laundering Compliance

(a)       Each Party acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 (the “PATRIOT Act”) and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each Party represents and warrants that: (i) it has adopted or is subject to compliance programs reasonably designed to comply with anti-money laundering and anti-terrorist laws and regulations applicable to it, including the regulations and sanction programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, “Applicable AML Laws”), (ii) its anti-money laundering program contains processes, procedures and systems reasonably designed to ensure compliance with economic sanctions programs administered by OFAC, including prohibitions set forth in the list of specially designated nationals and blocked persons (the “SDN List”), (iii) it is in compliance with and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including FINRA Rule 3310, in all relevant respects and (iv) it will consistently apply those procedures to ensure the foregoing representations and warranties remain true and correct at all times. Dealer shall cooperate with Distributor to satisfy AML due diligence policies of the Fund and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by Distributor or the Fund to ensure compliance with Applicable AML Laws, Applicable Sanctions Laws, Applicable Anti-Corruption Laws, and other applicable laws and regulations.

(b)       Dealer represents and warrants that it has policies, procedures and internal controls reasonably designed to ensure that it does not offer or sell Shares, directly or indirectly, from a person, government, organization or entity (i) who is or becomes subject to sanctions programs administered by OFAC, (ii) who is included in any executive order or is on the SDN List maintained by OFAC, or (iii) whose name appears on such other lists of prohibited persons and entities as may be mandated by the sanctions laws of (1) the United States, (2) the European Union, (3) the United Nations, (4) the United Kingdom, and (5) other applicable local law or regulation ((1)-(5), the “Applicable Sanctions Laws”) In addition, Dealer represents and warrants that it has policies, procedures and internal controls reasonably designed to be in compliance with its “know your customer” policies and procedures and any “know your customer” regulations applicable to its activities as a distributor and that it will consistently apply those procedures to ensure the foregoing representations and warranties remain true and correct at all times. Dealer recognizes that by law, the Fund or any of its affiliates may be obligated to “freeze the investment” or a portion of the investment attributable to any investor that invests in the Shares (by, for example, withholding distributions to and/or segregating the assets in the capital accounts in compliance with applicable laws, rules and regulations) and the Fund or any of their affiliates may also be required to report such action and to disclose the relevant investor’s identity to governmental or regulatory authorities. Dealer agrees to cooperate in any such efforts. Without limiting the foregoing, Dealer further acknowledges that the Fund may suspend the payment of distribution proceeds payable to, or otherwise in respect of, an investor if the Fund deems it necessary to do so to comply with any Applicable AML Laws, Applicable Sanctions Laws or Applicable Anti-Corruption Laws. Dealer also shall provide for screening its own new and existing customers against the SDN List, other lists of prohibited persons and entities as may be mandated by Applicable Sanctions Laws and any other government list that is or becomes required under the AML Acts.

(c)       Based on its due diligence, Dealer represents and warrants that no investor solicited hereunder (or, to Dealer’s knowledge, any person controlling or controlled by any such investor or, if the investor is a privately held entity, any person having a beneficial interest in the investor or, if applicable, any person for whom the investor is acting as agent or nominee in connection with its investment in the Shares) is a senior foreign political figure (“SFPF”) or politically exposed person (“PEP”) without prior written consent from Fund. Dealer will not refer business from, or offer Shares to any investor that, to its knowledge, is a Prohibited Foreign Shell Bank or that is subject to special measures pursuant to Section 311 of the PATRIOT Act.

(d)       Dealer will screen each investor solicited hereunder (and any person controlling or controlled by each such investor or, if the investor is a privately held entity, any person having a beneficial interest of 25% or more in the investor and, as applicable, any person for whom the Dealer is acting as agent or nominee in connection with its investment in the Shares) against the Applicable Sanctions Laws. In addition, based on its screening of the investors against the Applicable Sanctions Laws, Dealer represents, warrants, and covenants to the Distributor and the Fund that no investor solicited hereunder that invests in Shares is located or conducting business transactions in a country or territory, or is an individual or entity, currently the subject of any Applicable Sanctions Laws.

(e)       Dealer is subject to the anti-bribery and anti-corruption laws and regulations applicable in the jurisdictions in which the Dealer and any of its affiliates, are located or conduct business transactions, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, “Applicable Anti-Corruption Laws”). Distributor has policies and procedures that are designed to comply with all applicable laws, rules and regulations with regard to the giving and receiving of bribes and Distributor has complied with Applicable Anti-Corruption Laws and shall comply at all times with the Applicable Anti-Corruption Laws and any policies of any governmental or quasi-governmental agency implementing or enforcing the foregoing.

(f)        Dealer will retain copies of information and documentation regarding each investor solicited hereunder for at least five years from the date on which such investor’s investment in the Shares ceases.

12. Privacy

The Parties agree that any Non-Public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Gramm-Leach-Billey Act (“GLBA”), that may be disclosed hereunder is disclosed for the specific purpose of permitting the other Party to perform the services set forth in this agreement. Each Party will, with respect to such information, comply with the requirements set forth under GLBA, including, but not limited to Reg S-P and will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

13. Distribution Fees

Subject to and in accordance with the terms of the Prospectus and the Distribution Plan and/or service plan, if any, adopted by resolution of the Fund’s board of trustees (the “Board”) pursuant to Rule 12b-1 under the 1940 Act, Distributor may pay financial institutions with which Distributor has entered into an agreement , or such other form as may be approved from time to time by the Board, such fees as may be determined in accordance with such fee agreement, for distribution, shareholder or administrative services, as described therein. With respect to such payments to Dealer, Distributor shall have only the obligation to make payments to Dealer after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Dealer. If applicable, Dealer hereby authorizes Distributor to pay Dealer’s designated clearing agent (“Clearing Agent”) such fees set forth under this section on Dealer’s behalf. In such case, Dealer acknowledges and agrees that after Distributor has made payment of such fees to Dealer’s Clearing Agent on Dealer’s behalf: (i) Dealer’s Clearing Agent is solely responsible and liable for direct payment of such fees to Dealer, and Distributor will not pay Dealer directly, (ii) Distributor cannot guarantee payment by Dealer’s Clearing Agent of such fees to Dealer, and (iii) should Dealer not receive payment of such fees from Dealer’s Clearing Agent for any reason, Dealer’s sole recourse is against Dealer’s Clearing Agent.

14. Order Processing

In accordance with NASD Notice to Members 03-50 (reminding members of their responsibility to ensure that they have in place policies and procedures reasonably designed to detect and prevent the occurrence of mutual fund transactions that would violate Rule 22c-1 under the 1940 Act, FINRA Rule 2010 and other applicable rules and regulations), Dealer represents that it has reviewed its policies and procedures to ensure that they are adequate with respect to preventing violations of law and prospectus requirements related to timely order-taking and market timing activity, in that such policies and procedures prevent (i) the submission of any order received after the deadline for submission of orders in each day that are eligible for pricing at that day’s NAV per share and (ii) the purchase of Shares by an individual or entity whose stated objectives are not consistent with the stated policies of the Fund in protecting the best interests of longer-term investors, particularly where such investor may be seeking market timing or arbitrage opportunities through such purchase. Dealer represents that it will be responsible for the collection and payment to the Fund of any redemption fees based upon the terms outlined in the Fund’s Prospectus.

15. Amendments

This agreement may be amended from time to time by the following procedure. Distributor will mail a copy of the amendment to Dealer at Dealer’s address shown below or as registered as Dealer’s main office from time to time with FINRA. If Dealer does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Dealer’s objection must be in writing and be received by Distributor within such fifteen (15) days. All amendments shall be in writing and, except as provided above, executed by both Parties.

16. Termination

This agreement may be terminated by either Party, without penalty, upon ten (10) days’ prior written notice to the other Party. Dealer’s suspension or expulsion from FINRA will automatically terminate this agreement without notice. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

17. Assignment

This agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this agreement nor any rights, privileges, duties or obligations hereunder without the prior written consent of the other Party, except that Distributor may assign or transfer this agreement to any broker-dealer which becomes the underwriter of the Fund without obtaining Dealer’s written consent. For the avoidance of doubt, the Parties agree that a change of control of the Distributor shall not constitute an assignment of this agreement.

18. Notices

All notices and other communications to Distributor shall be sent to it at 501 S. Cherry Street Suite 610, Denver, CO 80246 Attn: Distribution Services, or at such other address as Distributor may designate in writing. All notices and other communications to Dealer shall be sent to it at the address set forth below or at such other address as Dealer may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery.

19. Authorization

Each Party represents to the other that (i) all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein; and (ii) the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of it with respect to the execution of this agreement.

20. Directed Brokerage Prohibitions

Neither Party shall direct Fund portfolio securities transactions or related remuneration to compensate Dealer for any promotion or sale of Shares under this agreement. Distributor also will not directly or indirectly compensate Dealer in contravention of Rule 12b-1(h) under the 1940 Act.

21. Shareholder Information

Dealer shall comply with the requirements set forth on Appendix A regarding the provision of shareholder information pursuant to Rule 22c-2 under the 1940 Act.

22. Arbitration

Any controversy or claim arising out of or relating to this agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure. Any arbitration shall be conducted in New York, and each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

23. Miscellaneous

This agreement supersedes any other agreement between the Parties with respect to the offer and sale of Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles and shall bind and inure to the benefit of the Parties and their respective successors and assigns. This agreement has been negotiated and executed by the Parties in English. In the event any translation of this agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

PINE Distributors LLC

By:
Name:
Title:

[DEALER NAME]

By:
Name:
Title:
Address:

Dealer Operations Contact:

Name:
Phone:
Email:

APPENDIX A

Information Regarding the Provision of Shareholder Information Pursuant to Rule 22c-2

1. Agreement to Provide Information

Dealer shall provide the Fund, upon request, the taxpayer identification number (“TIN”), if known, (or in the case of a non U.S. shareholder, if the TIN is unavailable, the International Taxpayer Identification Number or other government issued identifier) of any or all Shareholder(s) who have purchased, redeemed, transferred, or exchanged Shares held through an account with Dealer and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Dealer during the period covered by the request.

(a) Period Covered by Request Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(b) Form and Timing of Response. Dealer shall transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on the Dealer’s books and records, Dealer shall use best efforts to: (x) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, including a determination on whether any specific person about whom Dealer has received information, is itself a financial intermediary; or (y) if directed by the Fund, restrict or prohibit further purchases or exchanges of Shares by a shareholder who has been identified by the Fund as having engaged in transactions of Shares (directly or indirectly) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund. In such instance, Dealer shall inform the Fund whether it plans to perform (x) or (y). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

(c) Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Dealer.

2. Agreement to Restrict Trading

Dealer shall execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Shares (directly or indirectly through the Dealer’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(a) Form of Instructions Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(b) Timing of Response Dealer shall execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Dealer.

(c) Confirmation by Dealer Dealer must provide written confirmation to the Fund that instructions have been executed. Dealer shall provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3. Definitions

For purposes of this Appendix A:

(a) The term “Fund” includes the fund’s investment adviser, principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(b) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Dealer.

(c) The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Dealer in nominee name or, alternatively, for use with retirement plan recordkeepers, the term means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

(d) The term “written” includes electronic writings and facsimile transmissions.

(e) The term “Dealer” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.